As filed with the Securities and Exchange Commission on May 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Purple Innovation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4078206
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4100 North Chapel Ridge Road, Suite 200

Lehi, Utah 84043

(801) 756-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Casey McGarvey

Chief Legal Officer

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, Utah 84043

(801) 756-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Nolan S. Taylor

David F. Marx

Dorsey & Whitney LLP

111 S. Main Street, 21st Floor

Salt Lake City, Utah 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (1)	8,405,110	$30.56	$256,860,161.60	$28,023.44

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering an indeterminate number of additional shares of Class A Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $30.56, which is the average of the high and low prices of the Class A Common Stock on May 13, 2021, on The Nasdaq Global Market.

PROSPECTUS

PURPLE INNOVATION, INC.

8,405,110 Shares of Class A Common Stock

This prospectus relates to the resale of up to 8,405,110 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Purple Innovation, Inc., by the selling stockholders (the “Selling Stockholders”) named in this prospectus. For information regarding the Selling Stockholders, please see the section entitled “Selling Stockholders” beginning on page 7 of this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders pursuant to this prospectus. However, we have agreed to pay certain expenses associated with the registration and sale of shares pursuant to this prospectus, including underwriting discounts and commissions.

Our Class A Common Stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “PRPL.” On May 17, 2021, the last reported sales price of the Class A Common Stock was $32.02 per share.

Our registration of the shares of Class A Common Stock covered by this prospectus does not mean the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 11 of this prospectus.

Any investment in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus, in our other filings with the Securities and Exchange Commission (the “SEC”) and in the applicable prospectus supplement, if any.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2021.

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process relating to the securities described in this prospectus, which registration statement became automatically effective upon filing. Under this process, the Selling Stockholders may offer and sell an aggregate of up to 8,405,110 shares of our Class A Common Stock from time to time, in one or more offerings, in any manner described below under the heading “Plan of Distribution.” We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. However, we agreed to pay certain expenses associated with the registration and sale of shares pursuant to this prospectus, including underwriting discounts and commissions. To the extent appropriate, the Selling Stockholders will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Purple,” “Purple Inc.,” “Company,” “we,” “us” and “our” refer to Purple Innovation, Inc. (formerly known as Global Partner Acquisition Corp.), a Delaware corporation, and, where appropriate, its subsidiary Purple Innovation, LLC (“Purple LLC”). References in this prospectus to the “Business Combination” refer to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 2, 2017 (as amended, the “Merger Agreement”), which transactions were consummated on February 2, 2018.

ii

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our Class A Common Stock, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

The Company

Our mission is to help people feel and live better through innovative comfort solutions.

We are a digitally-native vertical brand founded on comfort product innovation with premium offerings. We design and manufacture a variety of innovative, branded and premium comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of decades of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, known as the Purple Grid®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. Specially engineered for total pressure relief and unwavering support, Purple’s patented grid technology has been used and tested rigorously within medical and consumer applications for over 30 years. Originally designed for use in hospital beds and wheelchairs, we adapted this unique pressure-relieving material for our mattresses.

We market and sell our products through direct-to-consumer (“DTC”) online channels, Company showrooms and retail brick-and-mortar wholesale partners.

The foundation of our business is core competencies in design, development and manufacturing. Decades of accumulated knowledge enable us to create all aspects of our innovative products, including fundamental comfort technologies and machines and processes necessary to bring them to market. We own or have the exclusive right to use over 220 granted or pending U.S. and foreign patents on inventions and designs pertaining to our machines, processes, mattresses, pillows, seat cushions, packaging techniques and other related existing and future products. We have integrated our operations to include research and development, marketing and manufacturing, resulting in an ability to rapidly test, learn, adapt and scale our product offerings. In order to solve complex manufacturing challenges such as large-format injection molding of our Purple Grid, we designed and produced our own manufacturing equipment including our proprietary and patented Mattress Max™ machinery. These were and still are fully customized machines unique to Purple that can handle both our size and scale requirements. We believe our combination of patents and intellectual property, proprietary and patented manufacturing equipment, production processes and decades of acquired knowledge create an advantage over our competitors who rely on commoditized materials, such as foam and outsourced manufacturing.

In addition to developing transformative, differentiated products and technologies, we have built a brand that has high customer engagement and avid online advocates. We have an experienced digital marketing team, providing efficient customer acquisition and brand affinity. Our digital marketing strategy enables us to market our full product suite to customers, generate frequent interactions online and drive traffic to all channels offering our products. At March 31, 2021, our series of online marketing videos had been viewed approximately 4.8 billion times across our social media platforms.

According to a 2017 report from the International Sleep Products Association, the global bedding market totaled approximately $29.5 billion. We have capitalized on the DTC macro trend that is transforming the bedding industry. To complement our DTC channel, we have developed multiple wholesale relationships with best-in-class retailers in the furniture, mattress specialty, home décor, and department store spaces. We believe our distinctly differentiated products, marketing strategies, manufacturing capabilities, unique branding and proprietary technologies position us to continue to drive our growth in comfort products. For 2020, our DTC sales channel, which includes online and Company showrooms, accounted for 74.8% of our net revenue and wholesale accounted for 25.2% of net revenue, while sales of bedding accounted for 92.2% of our net revenue and other products accounted for 7.8%. For the quarter ended March 31, 2021, our DTC channel accounted for 67.0% of net revenue and wholesale accounted for 33.0% of net revenue, while sales of bedding accounted for 92.2% of net revenue and other products accounted for 7.8%. At March 31, 2021, our total wholesale door count was approximately 2,300 doors, up from nearly 1,725 at March 31, 2020.

In July 2020, we entered into a lease for a new facility in McDonough, Georgia with plans to grow our manufacturing footprint and serve our customers in the eastern U.S. Purple began operations in the new facility on March 3, 2021. We intend to hire over 360 employees to fully staff the facility. At March 31, 2021, we had approximately 1,640 full and part-time employees. We also grew our DTC efforts by adding four Company showrooms in 2020, making a total of nine Company showroom locations in cities across the U.S. We opened three additional showrooms through April 2021 and expect to open a total of 20 to 25 Company showrooms throughout 2021.

During 2020, we added two additional Mattress Max machines to our Grantsville facility. In addition, for the year ended December 31, 2020, sales of our pillows and seat cushions increased over 140% year-over-year, reaching over 1 million lifetime units sold in total for each product. Our average selling price per mattress also increased to $1,842 for 2020, compared to $1,774 in 2019, $1,484 in 2018, and $1,075 in 2017. For the quarter ended March 31, 2021, our average selling price per mattress increased to $1,913 compared to $1,863 for the quarter ended March 31, 2020.

Our executive offices are located at 4100 North Chapel Ridge Road, Suite 200, Lehi, Utah 84043. Our telephone number is (801) 756-2600. Our website is located at www.purple.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” are available, free of charge, on or through our website as soon as reasonably practicable after such reports and amendments are electronically filed with or furnished to the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Documents Incorporated by Reference.”

The Offering

We are registering the resale by the Selling Stockholders named in this prospectus of 8,405,110 shares of Class A Common Stock.

Resale of Class A Common Stock by Selling Stockholders

Shares of Class A Common Stock offered by the Selling Stockholders	8,405,110 shares.

Shares of Class A Common Stock outstanding prior to this Offering	66,302,767 shares.

Shares of Class A Common Stock outstanding after this Offering	66,302,767 shares.

Use of proceeds	All of the shares of Class A Common Stock will be sold by the Selling Stockholders for their respective account. We will not receive any of the proceeds from these sales.

Trading Market and Ticker Symbol for Class A Common Stock	Our shares of Class A Common Stock are currently listed on NASDAQ under the symbol “PRPL.”

The number of shares of our Class A Common Stock to be outstanding after this offering is based on 66,302,767 shares of our Class A Common Stock outstanding as of May 10, 2021, and excludes:

•	0.4 million shares of Class A Common Stock issuable upon an exchange of outstanding Paired Securities (as defined below) held by certain stockholders as of March 31, 2021;

•

2.3 million shares of Class A Common Stock issuable upon the exercise of stock options outstanding as of March 31, 2021 with a weighted average exercise price of $9.28 per share, as of March 31, 2021; and

•	approximately 950,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants, as of March 31, 2021.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should consider carefully the risks described below, those beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2020, as amended by Form 10-K/A Amendment No. 1, filed with the SEC on May 10, 2021, those beginning on page 36 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities.

Future sales of our common stock by the Selling Stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock by the Selling Stockholders in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities or other securities convertible into or exchangeable for equity securities, regardless of whether there is any relationship between such sales and the performance of our business.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. Statements in this prospectus and the documents incorporated by reference herein and therein that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for Purple. Forward-looking statements may include statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are made only as of the date thereof. It is routine for our internal projections and expectations to change throughout the year, and any forward-looking statements based upon these projections or expectations may change prior to the end of the next quarter or year. Forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” and elsewhere in this prospectus and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report and our Quarterly Report, which are incorporated by reference in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference herein. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods.

USE OF PROCEEDS

All of the shares of Class A Common Stock that may be offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective account. We will not receive any of the proceeds from these sales.

We will pay any underwriting fees, discounts and commissions attributable to the resale of 7,308,792 of the shares of our Class A Common Stock by the Selling Stockholders, and the Selling Stockholders will pay any underwriting discounts and commission on the remaining 1,096,318 shares of Class A Common Stock. We will also pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, blue sky fees, printing expenses, NASDAQ listing fees, FINRA fees, fees and expenses of our counsel and accountants and one counsel for the Selling Stockholders, fees and expenses of any special experts retained by us in connection with such registration, internal expenses (including all salaries and expenses of our officers and employees performing legal or accounting duties) and all of our portion of expenses related to the “road-show” for any underwritten public offering.

SELLING STOCKHOLDERS

The following table sets forth, as of May 17, 2021, the names of the Selling Stockholders for which we are registering Class A Common Stock and the aggregate number of shares of Class A Common Stock that each Selling Stockholder may offer pursuant to this prospectus. The shares being offered by this prospectus include (i) 5,293,750 shares of Class A Common Stock issued by the Company and transferred by certain other stockholders to the Selling Stockholders in a private placement in connection with the Business Combination and (ii) 2,015,042 shares of Class A Common Stock issued to the Selling Stockholders upon the exercise of warrants assigned to the Selling Stockholders in connection with the Business Combination. The remaining 1,096,318 shares of Class A Common Stock being offered by this prospectus were purchased in the open market.

Adam Gray, who has served as a director of the Company since February 2018 is (i) a manager of Coliseum Capital, LLC, which is the general partner of Coliseum Capital Partners, L.P. (“CCP”), Coliseum Co-Invest Debt Fund, L.P. (“CCDF”), and Coliseum Capital Co-Invest III, L.P. (“CCC III”), and (ii) a manager of Coliseum Capital Management, LLC, which is the investment advisor to CCP, CCDF, Blackwell Partners LLC – Series A (“Blackwell”), and CCC III. In such capacities, Mr. Gray shares voting and dispositive control over the securities held by CCP, CCDF, Blackwell, and CCC III.

Business Combination Transactions

In February 2018, in connection with the Business Combination, the Company entered into a subscription agreement (the “Coliseum Subscription Agreement”) with CCP and Blackwell, pursuant to which CCP and Blackwell agreed to purchase from the Company an aggregate of 4,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share (the “Coliseum Private Placement”). In connection with the Coliseum Private Placement, Global Partner Sponsor I LLC (the “Sponsor”) assigned (i) an aggregate of 1,293,750 additional shares of Class A Common Stock to CCP and Blackwell (the “Coliseum Founder Shares”) and (ii) pursuant to an Agreement to Assign Sponsor Warrants (the “Coliseum Warrant Assignment Agreement”) entered into on February 2, 2018 by and among the Sponsor, the Company, Continental Stock Transfer and Trust Company, CCP, Blackwell, and CCDF, an aggregate of 3,282,500 warrants to purchase 1,641,250 shares of Class A Common Stock to CCP, Blackwell, and CCDF. The shares of Class A Common Stock acquired by the Selling Stockholders in the Coliseum Private Placement and from the Sponsor, as well as the shares of Class A Common Stock issued upon the exercise of the warrants acquired in the Coliseum Private Placement, are included in the registration statement of which this prospectus forms a part.

The Coliseum Subscription Agreement provides CCP and Blackwell (together, the “Coliseum Investors”) with preemptive rights with respect to future sales of the Company’s securities. So long as each Coliseum Investor holds at least 50% of the shares of Class A Common Stock held by it as of and after giving effect to the Coliseum Private Placement, such Coliseum Investor is entitled to purchase up to their pro rata share of all equity securities issued by the Company, subject to certain exceptions.

In addition, the Coliseum Subscription Agreement provides CCP and Blackwell (and any other funds or accounts managed by Coliseum Capital Management, LLC) with a right of first refusal, so long as they hold at least 50% of the shares of Class A Common Stock acquired in the Coliseum Private Placement, to provide all, but not less than all, of any of the following financings by the Company or any of its subsidiaries: (i) preferred equity financing with a preference to or over any of the terms of the Company’s common stock and (ii) any debt financing with a principal amount outstanding (together with all other debt provided by lender or group of lenders) greater than or equal to $10 million, other than (x) the replacement or refinancing of existing indebtedness or (y) an asset based loan on customary terms with an all in interest rate of not greater than 5% per year, by the Company or any of its subsidiaries.

The Coliseum Subscription Agreement also provides that, so long as CCP and Blackwell, along with any funds or accounts managed by Coliseum Capital Management, LLC, hold at least 50% of the number of shares of Class A

Common Stock held by them as of and after giving effect to the Coliseum Private Placement, the Company shall nominate and include one designee of Coliseum Capital Management LLC, in each slate of members of the board of directors proposed to stockholders of the Company, whether at the annual meeting or otherwise.

Coliseum Credit Agreement

On February 2, 2018, Purple LLC entered into a financing arrangement with the Selling Stockholders, pursuant to which the Selling Stockholders agreed to make a loan (the “2018 Coliseum Credit Agreement”) in an aggregate principal amount of $25.0 million (the “Original Loan”). In conjunction with the 2018 Coliseum Credit Agreement, the Sponsor agreed to assign to the Selling Stockholders an aggregate of 2.5 million warrants to purchase 1.3 million shares of its Class A Common Stock. As part of the 2018 Coliseum Credit Agreement, and pursuant to the Coliseum Warrant Assignment Agreement, the Sponsor assigned to the Selling Stockholders an aggregate of 2,500,000 Sponsor Warrants (as defined below) to purchase 1,250,000 shares of Class A Common Stock (together, with the warrants assigned in connection with the Private Placement, the “Coliseum Warrants”). The shares of Class A Common Stock issued upon the exercise of the warrants acquired by the Selling Stockholders in connection with the 2018 Coliseum Credit Agreement are included in the registration statement of which this prospectus forms a part.

On January 28, 2019, Purple LLC entered into a First Amendment to the 2018 Coliseum Credit Agreement (the “Amended and Restated Credit Agreement”) whereby Purple LLC agreed to enter into the Amended and Restated Credit Agreement, under which two of the Selling Stockholders (“Incremental Lenders”) agreed to provide an incremental loan of $10.0 million (the “Incremental Loan”) such that the total amount of principal indebtedness provided to Purple LLC was increased to $35.0 million. Upon funding the $10.0 million Incremental Loan on February 26, 2019, the Company issued to the Incremental Lender 2,613,240 warrants (the “Incremental Loan Warrants”) to purchase 2,613,240 shares of the Company’s Class A Common Stock at a price of $5.74 per share, subject to certain adjustments. All indebtedness under the Amended and Restated Credit Agreement bore interest at 12.00% per annum and was payable on the last business day of each fiscal quarter, provided that Purple LLC was required to pay up to an additional 4.00% of interest per annum if it failed to meet certain EBITDA thresholds and an additional 2.00% of interest per annum if the Company was not in material compliance with the Sarbanes-Oxley Act of 2002. In addition, Purple LLC had the option to elect for interest in excess of 5.00% per annum to be capitalized and added to the principal amount. Any principal pre-payments in the first year were subject to a make-whole payment, while principal pre-payments in years two through four were subject to certain pre-payment penalties. The Amended and Restated Credit Agreement provided for certain remedies to the Selling Stockholders, as lenders, in the event of customary events of default and provided for standard indemnification of the Selling Stockholders, as lenders.

On March 27, 2020, we entered into the First Amendment to the Amended and Restated Credit Agreement (the “First Amendment”) with the Selling Stockholders. Pursuant to the First Amendment, the Company deferred and capitalized the full amount of the interest payments due on March 31, 2020 and June 30, 2020 to reduce cash disbursements during the COVID-19 pandemic.

On May 15, 2020, we entered into the Second Amendment to the Amended and Restated Credit Agreement with the Selling Stockholders to amend Section 6.1(h) of the Amended and Restated Credit Agreement so that the Selling Stockholders or a Coliseum Managed Account separately or together in any combination owning greater than twenty-five percent (25%) or more of the common stock of the Company will not trigger a Change of Control unless, in connection with the transaction resulting in such ownership, there is an independent change of control of the Company.

On September 3, 2020, the Company paid $45.0 million to retire, in full, all indebtedness related to Purple LLC’s 2018 Coliseum Credit Agreement and all its related amendments and agreements. The payment included $25.0 million for the Original Loan, $10.0 for the Incremental Loan, $6.6 million of paid-in-kind interest, $2.5 million in a prepayment fee and $0.9 million in accrued interest.

Incremental Loan Warrants Registration Rights Agreement

In connection with Purple LLC’s entry into the Amended and Restated Credit Agreement, the Company entered into a Registration Rights Agreement (the “Incremental Loan Warrants Registration Rights Agreement”) providing for the registration under the Securities Act of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants, subject to customary terms and conditions. The Incremental Loan Warrants Registration Rights Agreement entitles the warrantholders to demand registration of these securities and also to piggyback on the registration of Company securities by the Company and other existing Company security holders.

The Incremental Loan Warrants Registration Rights Agreement provides that on or prior to March 29, 2019, the Company will be required to prepare and file with the SEC pursuant to Rule 415 of the Securities Act a registration statement to register the resale of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants. In May 2019, the Company filed a Registration Statement on Form S-3 registering the resale of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants. The shares under the Incremental Loan Warrants Registration Rights Agreement are not included as part of this offering.

Coliseum Registration Rights Agreement

On February 2, 2018, the Company entered into a registration rights agreement (the “Coliseum Registration Rights Agreement”) with the Coliseum Investors and CCDF, providing for the registration under the Securities Act of (i) the shares issued in the Coliseum Private Placement, (ii) the Coliseum Warrants and the shares issuable upon the exercise of the Coliseum Warrants and (iii) the Coliseum Founder Shares, subject to customary terms and conditions.

The Coliseum Investors and CCDF will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will pay the costs and expenses of filing any such registration statements.

The Company is filing the registration statement of which this prospectus forms a part at the request of the Selling Stockholders pursuant, in part, to its rights under the Coliseum Registration Rights Agreement.

Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities offered by this prospectus will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering.

	Prior to the Offering		Number of Shares of Class A Common Stock Being Registered for Resale	After the Offering
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Coliseum Capital Partners, L.P. (1)	9,732,795	14.7%	5,450,484	4,282,311	6.5%
Coliseum Co-Invest Debt Fund, L.P. (1)	696,945	1.1%	696,945	—	0.0%
Blackwell Partners LLC – Series A (1)	3,380,519	5.1%	2,026,799	1,353,720	2.0%
Coliseum Capital Co-Invest III, L.P (1)	1,734,476	2.6%	230,882	1,503,594	2.3%

(1)

Adam Gray, a director of the Company, and Christopher Shackelton are (i) the managers of Coliseum Capital, LLC, which is the general partner of CCP, CCDF, and CCC III and (ii) managers of Coliseum Capital Management, LLC, which is the investment advisor to CCP, CCDF, Blackwell, and CCC III. Messrs. Gray and Shackelton share voting and dispositive control over the securities held by CCP, CCDF, Blackwell, and CCC III to the extent that Coliseum Capital Management, LLC is investment adviser to such account. Messrs. Gray and Shackleton do not have voting and dispositive control over any securities beneficially owned by Blackwell that are not in the separate account.

PLAN OF DISTRIBUTION

Resale of Common Stock

This prospectus relates to the possible resale, from time to time, by the Selling Stockholders identified herein of up to 8,405,110 shares of our Class A Common Stock.

The shares of Class A Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NASDAQ;

•	to or through underwriters;

•	in privately negotiated transactions;

•	in options transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Class A Common Stock the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Class A Common Stock short and redeliver the shares of Class A Common Stock to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Class A Common Stock offered by this prospectus, which shares of Class A Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares of Class A Common Stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares of Class A Common Stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of Class A Common Stock covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, it is possible that in certain states the shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Class A Common Stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of Class A Common Stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act, or other federal or state law.

We have agreed with the Selling Stockholders to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, (iii) such securities shall have ceased to be outstanding or (iv) such securities are freely saleable under Rule 144 without volume limitations or manner-of-sale restrictions and without the need for current public information pursuant to Rule 144 (including Rule 144(i)(2)) as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Company’s transfer agent and the affected investors, as reasonably determined by the Company, upon the advice of counsel to the Company.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our Class A Common Stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our authorized capital stock consists of 300 million shares of common stock, including 210 million shares of Class A Common Stock, par value of $0.0001 per share, and 90 million shares of Class B common stock, par value of $0.0001 per share (“Class B Common Stock”), and five million shares of undesignated preferred stock, $0.0001 par value per share. As of May 10, 2021, there were 66,751,046 shares of common stock outstanding, including 66,302,767 shares of Class A Common Stock, held of record by approximately 23 stockholders of record, and 448,279 shares of Class B Common Stock, held by approximately 14 stockholders of record, no shares of preferred stock outstanding and 1,878,581 warrants outstanding held of record by approximately 8 holders of warrants. Such numbers of stockholders do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

The following is a summary of the rights of our common and preferred stock and some of the provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our outstanding warrants, our registration rights agreements and the Delaware General Corporation Law (the “DGCL”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the warrant and registration rights agreements, as well as the relevant provisions of the DGCL.

Common Stock

Class A Common Stock

Holders of Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon is required to approve any such matter voted on by our stockholders. Directors are elected by a majority of the votes cast by the holders of our common stock present in person or represented by proxy and entitled to vote at an annual meeting of stockholders. If an incumbent director does not receive the required majority, the director shall tender his or her resignation promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the board of directors will determine, based upon the recommendation of the Nomination & Governance Committee, whether to accept or reject the resignation or whether other action should be taken, and the board of directors will publicly disclose its decision and rationale. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of Class A Common Stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the stockholders of our Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights, other than as described below in the section entitled “Preemptive or Other Rights.” There are no sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Holders of Class B Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon is required to approve any such matter voted on by our stockholders. Directors are elected by a majority of the votes cast by the holders of our common stock present in person or represented by proxy and entitled to vote at an annual meeting of stockholders. If an incumbent director does not receive the required majority, the director shall tender his or her resignation promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the board of directors will determine, based upon the recommendation of the Nomination & Governance Committee, whether to accept or reject the resignation or whether other action should be taken, and the board of directors will publicly disclose its decision and rationale. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Class B Common Stock is not entitled to receive dividends, if declared by the board, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding-up of the Company. In addition, the Class B Common Stock may only be issued to and held by InnoHold, LLC (“Innohold”) and its permitted transferees (collectively, the “Permitted Holders”).

At any time Purple LLC issues a Class B Common Unit (“Class B Unit”) to a Permitted Holder, the Company will issue a share of Class B Common Stock to such Permitted Holder. Upon an exchange of a Class B Unit pursuant to the Exchange Agreement dated February 2, 2018 with Purple LLC, InnoHold and the Class B Unit holders who became a party thereto (the “Exchange Agreement”) for a share of Class A Common Stock (an “Exchange”), the corresponding share of Class B Common Stock will be automatically cancelled for no consideration. Shares of Class B Common Stock may only be transferred to a person other than the Company or Purple LLC if the transferee is a Permitted Holder and an equal number of Class B Units are simultaneously transferred to such transferee.

Exchange Rights. An Exchange of Class B Common Stock and Class B Units (together with an equal number of shares of Class B Common Stock, the “Paired Securities”) must be made under the terms of the Exchange Agreement. The Exchange Agreement provides for an initial exchange ratio of (i) one share of Class B Common Stock plus (ii) one Class B Unit for one share of Class A Common Stock, in each case subject to certain adjustments.

Under the Exchange Agreement, holders of Paired Securities may elect to exchange all or any portion of their Paired Securities for shares of Class A Common Stock by delivering a notice to the Company setting forth the number of Paired Securities to be exchanged. Each share of Class B Common Stock and each Class B Unit so exchanged will be cancelled upon the issuance of the underlying Class A Common Stock.

In certain cases, adjustments to the exchange ratio will occur in case of a split, reclassification, recapitalization, subdivision or similar transaction of or relating to the Class B Units or the shares of Class A Common Stock and Class B Common Stock or a transaction in which the Class A Common Stock is exchanged or exchanged into other securities or property. The exchange ratio will also adjust in certain circumstances when the Company acquires Class B Units other than through an exchange into shares of Class A Common Stock.

The right of a holder of Paired Securities to exchange may be limited by the Company if it reasonably determines in good faith that such restrictions are required by applicable law (including securities laws), such exchange would not be permitted under other agreements of such holder with the Company or its subsidiaries, including the operating agreement of Purple LLC, or if such exchange would cause Purple LLC to be treated as a “publicly traded partnership” under applicable tax laws.

The Company and each holder of Paired Securities shall pay its own expense regarding the Exchange except that the Company shall be responsible for transfer taxes, stamp taxes and similar duties.

The foregoing summary of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange Agreement, a copy of which is included as Exhibit 10.6 to our Annual Report on Form 10-K, which is incorporated by reference herein.

Founder Shares

2,587,500 of our outstanding shares of Class A Common Stock were sold to the Sponsor in our initial public offering. These “Founder Shares” are identical to the shares of Class A Common Stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders.

In connection with the closing of the Business Combination, the Company, Continental Stock Transfer CCP, and Blackwell entered into an Agreement to Assign Founder Shares, pursuant to which the Sponsor assigned to the Coliseum Investors an aggregate of 1,293,750 of its Founder Shares.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock and Class B Common Stock have exclusive voting power for the election of directors and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Warrants

There were 15,525,000 warrants (the “Public Warrants”) issued in the initial public offering of Global Partner Acquisition Corp. (the predecessor to the Company) and 12,815,000 warrants (the “Sponsor Warrants”) issued in a private placement simultaneously with such initial public offering. The Public Warrants were redeemed by the Company in accordance with their terms in November 2020. The terms of the Sponsor Warrants are described below.

Sponsor Warrants

Each whole warrant entitles the registered holder to purchase one-half of one share of our Class A Common Stock at a price of $5.75 per half share ($11.50 per full share), subject to adjustment as discussed below, at any time after March 4, 2018. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of the Class A Common Stock. For example, if a warrantholder holds one warrant to purchase one-half of a share of Class A Common Stock, such warrant will not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of the Class A Common Stock. Warrants must be exercised for a whole share. The warrants will expire February 2, 2023, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we would use our best efforts to file with the SEC the registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. That registration statement was filed within fifteen (15) business days of the Business Combination. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Pursuant to the warrant agreement between the Company and Continental Stock Transfer & Trust Company, for so long as the Sponsor or a permitted transferee of the Sponsor holds Sponsor Warrants, such holder may exercise the Sponsor Warrants on a cashless basis. If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” means the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. In connection with the Business Combination, the Sponsor assigned to CCP, Blackwell, CCDF and Baleen Capital Management LLC, as permitted transferees, an aggregate of 9,532,500 Sponsor Warrants to purchase 4,766,250 shares of Class A Common Stock. After giving effect to such assignment, the Sponsor holds 3,282,500 Sponsor Warrants to purchase 1,641,250 shares of Class A Common Stock. For as long as Sponsor Warrants are held by the Sponsor or a permitted transferee of the Sponsor (or a permitted transferee of such permitted transferee), the Sponsor Warrants may not be redeemed by the Company. CCP, Blackwell, CCDF, and Baleen Capital Management LLC are permitted transferees of the Sponsor, and in March 2021, CCP, Blackwell and CCDF exercised all of the Sponsor Warrants held by them. If the Sponsor Warrants are transferred other than to a permitted transferee, such warrants will no longer be exercisable on a cashless basis and we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when such warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of our Class A Common Stock to be issued to the warrantholder.

Registration Rights

Coliseum Registration Rights Agreement

On February 1, 2018 the Company entered into the Coliseum Subscription Agreement with the Coliseum Investors pursuant to which CCP agreed to purchase from the Company 2,900,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share and Blackwell agreed to purchase from the Company 1,100,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share. In connection with the Coliseum Private Placement and the 2018 Coliseum Credit Agreement, on February 2, 2018 the Sponsor, the Company, Continental Stock Transfer and Trust Company, CCP, Blackwell and CCDF entered into the Coliseum Warrant Assignment Agreement, pursuant to which the Sponsor agreed to assign to the Coliseum Investors and CCDF an aggregate of 5,782,500 outstanding Coliseum Warrants, including 3,282,500 warrants related to the Coliseum Private Placement and 2,500,000 warrants related to the 2018 Coliseum Credit Agreement. In addition, on February 2, 2018, the Sponsor also assigned 937,635 Founder Shares to CCP and 356,115 Founder Shares to Blackwell. On February 2, 2018, the Company entered into the Coliseum Registration Rights Agreement with the Coliseum Investors and CCDF, providing for the registration under the Securities Act of (i) the shares issued in the Coliseum Private Placement, (ii) the Coliseum Warrants and the shares issuable upon the exercise of the Coliseum Warrants and (iii) the Coliseum Founder Shares, subject to customary terms and conditions.

The Coliseum Investors and CCDF will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will pay the costs and expenses of filing any such registration statements.

The Company is filing the registration statement of which this prospectus forms a part at the request of the Selling Stockholders pursuant, in part, to their rights under the Coliseum Registration Rights Agreement.

Incremental Loan Warrants Registration Rights Agreement

In connection with Purple LLC’s entry into the Amended and Restated Credit Agreement, the Company issued the Incremental Loan Warrants and entered into the Incremental Loan Warrants Registration Rights Agreement providing for the registration under the Securities Act of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants, subject to customary terms and conditions. The Incremental Loan Warrants Registration Rights Agreement entitles the warrantholders to demand registration of these securities and also to piggyback on the registration of Company securities by the Company and other existing Company security holders.

The Incremental Loan Warrants Registration Rights Agreement provides that on or prior to March 29, 2019, the Company will be required to prepare and file with the SEC pursuant to Rule 415 of the Securities Act a registration statement to register the resale of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants. In May 2019, the Company filed a Registration Statement on Form S-3 registering the resale of the Incremental Loan Warrants and the shares of Class A Common Stock underlying the Incremental Loan Warrants. The shares under the Incremental Loan Warrants Registration Rights Agreement are not included as part of this offering.

Dividends

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of the Class A Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor, and will share equally on a per share basis in such dividends and distributions. Holders of Class B Common Stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Class A Common Stock will be entitled to receive all remaining assets of the Company available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of the Class B Common Stock will not be entitled to receive any portion of any such assets of the Company for their unexchanged shares of Class B Common Stock.

Preemptive or Other Rights

On February 1, 2018 the Company entered into the Coliseum Subscription Agreement with the Coliseum Investors, pursuant to which CCP agreed to purchase from the Company 2,900,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share and Blackwell agreed to purchase from the Company 1,100,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share. The shares of the Company’s common stock issued in the Coliseum Private Placement were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In connection with the Coliseum Private Placement, we granted to the Coliseum Investors preemptive rights for the future sale of Company securities. So long as the Coliseum Investors hold at least 50% of the number of shares of Class A Common Stock held by them after giving effect to the Coliseum Private Placement, the Coliseum Investors are entitled to purchase up to their pro rata share of all equity securities issued by the Company, subject to certain exceptions.

In addition, so long as the Coliseum Investors hold at least 50% of the number of shares of Class A Common Stock held by them after giving effect to the Coliseum Private Placement, the Coliseum Subscription Agreement provides the Coliseum Investors (and any other funds or accounts managed by Coliseum Capital Management, LLC) with a right of first refusal to provide all, but not less than all, of any of the following financings by the Company or any of its subsidiaries: (i) preferred equity financing with a preference to or over any of the terms of the Company’s common stock and (ii) any debt financing with a principal amount outstanding (together with all other debt provided by lender or group of lenders) greater than or equal to $10 million, other than (x) the replacement or refinancing of existing indebtedness or (y) an asset based loan on customary terms with an all in interest rate of not greater than 5% per year, by the Company or any of its subsidiaries.

Other than the Coliseum Investors, stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A Common Stock and Class B Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Transfer Agent and Registrar

Our transfer agent and registrar is Philadelphia Stock Transfer, Inc., 2320 Haverford Rd., Suite 230, Ardmore, Pennsylvania 19003. Their telephone number is (484) 416-3124.

Listing of Securities

Our Class A Common Stock is listed on NASDAQ under the symbol “PRPL.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations applicable to a Non-U.S. Holder (as defined below) with respect to the ownership and disposition of shares of our Class A Common Stock. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our Class A Common Stock that is treated for U.S. federal income tax purposes as an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A Common Stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our Class A Common Stock and persons that, for U.S. federal income tax purposes, are treated as partners in such partnerships are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to them.

This discussion only addresses beneficial owners that are Non-U.S. Holders of shares of our Class A Common Stock that hold such shares of Class A Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)(generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of our Class A Common Stock being taken into account in an applicable financial statement, partnership or other pass-through entity (and investors therein), persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code, and Non-U.S. Holders that hold our Class A Common Stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the federal net investment income tax), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes. Except as discussed below, this summary does not address tax reporting requirements.

The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements and Treasury regulations, all as in effect and applicable as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in

U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A Common Stock.

Distributions

Although we do not anticipate that any cash dividends with respect to our Class A Common Stock will be paid in the foreseeable future, distributions of cash or property that we pay in respect of our Class A Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A Common Stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of such holder’s tax basis in our Class A Common Stock, and thereafter will be treated as capital gain. However, we (or the paying agent or other intermediary through which a Non-U.S. Holder holds its Class A Common Stock elects) may be required to withhold on the entire distribution, in which case a Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying such holder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisor regarding possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Class A Common Stock

Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A Common Stock unless:

•	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and such Non-U.S. Holder’s holding period for the Class A Common Stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if such Non-U.S. Holder’s holdings (actually and constructively) at all times during the applicable period described in the third bullet point above constituted 5% or less of our Class A Common Stock, provided that our Class A Common Stock was regularly traded on an established securities market during such period as determined under the rules set forth in the Treasury regulations. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A Common Stock will be considered to be “U.S. trade or business income” if (i) such income or gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and (ii) a Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States and, if such treaty requires, such gain is attributable to a permanent establishment (or, if a Non-U.S. Holder is an individual, a fixed base) that Non-U.S. Holder maintains in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that a Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on such Non-U.S. Holder’s U.S. trade or business income. If a Non-U.S. Holder is a corporation, any U.S. trade or business income that a Non-U.S. Holder receives may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to such Non-U.S. Holder will generally be exempt from backup withholding if such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establish an exemption and we do not have actual knowledge or reason to know that such Non-U.S. Holder a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our Class A Common Stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless a Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Class A Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against its U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends). While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of shares of our Class A Common Stock, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A Common Stock in respect of amounts withheld. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA currently applies to dividends made in respect of our Class A Common Stock. To avoid withholding on dividends, Non-U.S. Holders may be required to provide us (or our withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.purple.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13G with respect to our securities filed on behalf of InnoHold, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, as amended by Form 10-K/A Amendment No. 1, filed with the SEC on May 10, 2021;

•	our Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2021 (solely with respect to information required by Part III of our Annual Report);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 17, 2021;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2021, February 2, 2021, April 1, 2021, April 1, 2021, April 30, 2021 and on Form 8-K/A on February 2, 2021;

•

the description of our common stock contained in our Registration Statement on Form  8-A, as filed with the SEC on July 29, 2015, as updated by the description of our Class  A Common Stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021; and

We also incorporate by reference into this prospectus any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and concurrent effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.purple.com), or by writing or telephoning us at the following address:

Purple Innovation, Inc.

Attn: Casey McGarvey

4100 North Chapel Ridge Road, Suite 200

Lehi, Utah 84043

(801) 756-2600

Purple Innovation, Inc.

8,405,110 Shares of Class A Common Stock

Offered by the Selling

Stockholders

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Purple Innovation, Inc. All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$28,023.44
FINRA filing fee	—
Printing and engraving expenses	10,000.00
Legal fees and expenses	130,000.00
Accounting fees and expenses	85,000.00
Transfer agent and registrar fees and expenses	10,000.00
Miscellaneous	10,000.00

Total	$273,023.44

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 16. Exhibits.

The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by Purple Innovation, Inc. (Commission File Number 001-37523)):

Exhibit Number	Exhibit Title

2.1#	Agreement and Plan of Merger, dated November 2, 2017, by and among Global Partner Acquisition Corp., PRPL Acquisition, LLC, Purple Innovation, LLC, InnoHold, LLC and Global Partner Sponsor I LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on November 3, 2017)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated January 8, 2018, by and among Global Partner Acquisition Corp., Purple Innovation, LLC, PRPL Acquisition, LLC and other parties named therein (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on January 8, 2018)

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated May 14, 2018, by and among Purple Innovation, Inc., Purple Innovation, LLC, Global Partner Sponsor I LLC and InnoHold, LLC (incorporated by reference to Exhibit 2.2 to the Quarterly Report on Form 10-Q (File No. 001-37523) filed with the SEC on May 15, 2018)

2.4	Amendment No. 3 to Agreement and Plan of Merger, dated June 14, 2018, by and among Purple Innovation, Inc., Purple Innovation, LLC, Global Partner Sponsor I LLC and InnoHold, LLC (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q (File No. 001-37523) filed with the SEC on August 9, 2018)

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q (File No. 001-37523) filed with the SEC on November 6, 2019)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on February 8, 2018)

3.3	Amendment No. 1 to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K (File No. 001-37523) filed with the SEC on March 11, 2021)

4.1	Form of Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on February 8, 2018)

4.2	Form of Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on February 8, 2018)

4.3	Registration Rights Agreement, dated February 2, 2018, between Global Partner Acquisition Corp., Coliseum Capital Partners, L.P., Blackwell Partners, LLC and Coliseum Co-Invest Debt Fund, L.P. (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on February 8, 2018)

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.2*	Consent of BDO USA, LLP

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.
#

Schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lehi, state of Utah on May 18, 2021.

PURPLE INNOVATION, INC.

/s/ Joseph B. Megibow
Name:	Joseph B. Megibow
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph B. Megibow and Casey McGarvey, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in any and all capacities, for each to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Position	Date

/s/ Joseph B. Megibow	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2021
Joseph B. Megibow

/s/ Craig L. Phillips	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2021
Craig L. Phillips

/s/ Paul J. Zepf	Chairman of the Board of Directors	May 18, 2021
Paul J. Zepf

/s/ Pano T. Anthos	Director	May 18, 2021
Pano T. Anthos

/s/ Gary T. DiCamillo	Director	May 18, 2021
Gary T. DiCamillo

/s/ Adam L. Gray	Director	May 18, 2021
Adam L. Gray

/s/ Claudia Hollingsworth	Director	May 18, 2021
Claudia Hollingsworth

/s/ Gary A. Kiedaisch	Director	May 18, 2021
Gary A. Kiedaisch

/s/ Dawn M. Zier	Director	May 18, 2021
Dawn M. Zier